Exhibit 21

General DataComm Industries, Inc.
Subsidiaries of the Registrant

                                          State or             Percentage
                                          Jurisdiction of      of Voting
Subsidiaries                              Incorporation        Securities Owned
------------                              ---------------      ----------------

General DataComm, Inc.                    Delaware             100%
GDC Federal Systems, Inc.                 Delaware             100%
DataComm Leasing Corporation              Delaware             100%
General DataComm Limited                  United Kingdom       100%
General DataCommunications,
 Industries, B.V. /1/                     Netherlands          100%
GDC Realty, Inc.                          Texas                100%
GDC Naugatuck, Inc.                       Delaware             100% /2/
Grupo GDC de Mexico S.A. de
 C.V.                                     Mexico                25%
General DataComm France SARL /1/          France               100%
General DataComm Pte Ltd. /1/             Singapore            100%
General DataComm de
 Venezuela, C.A. /1/                      Venezuela            100%
General DataComm Industries GmbH /1/      Germany              100%
General DataComm CIS/1/                   Russia               100%
General DataComm Japan KK  /1/            Japan                100%
GDC Holding Company, LLC                  Delaware             100% /3/

----------
1.  Currently inactive
2.  Wholly owned by GDC Realty, Inc.
3.  Limited liability company owned by General DataComm, Inc.

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